Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact
Darrell Lee, CFO/VP
August 19, 2013	763-493-6370 / www.mocon.com

MOCON Receives Expected Standard Filing Delinquency Letter from NASDAQ

MINNEAPOLIS, MN, August 19, 2013 — MOCON, Inc. (NASDAQ: MOCO) today announced that on August 15, 2013, it received an expected notice from the NASDAQ Stock Market indicating that MOCON is not in compliance with NASDAQ listing rules because its Form 10-Q for the quarter ended June 30, 2013 was not timely filed.  This notice has no immediate effect on the listing or trading of MOCON’s common stock on the NASDAQ Stock Market.

MOCON previously filed a Form 12b-25 Notification of Late Filing on August 9, 2013 explaining that unexpected delays in preparing financial reports using the new ERP system that it implemented during the quarter ended June 30, 2013 would cause the Form 10-Q for that quarter to be filed late.  MOCON is expeditiously addressing the issues that are delaying the preparation of these reports and accordingly anticipates it will be able to file the 10-Q for the quarter ended June 30, 2013 during the week of August 26, 2013.  MOCON does not anticipate having similar difficulties in subsequent periods.

The NASDAQ notice directs MOCON to submit a plan to regain compliance with the continuing listing requirements by October 14, 2013.  MOCON expects to address the notice by filing the Form 10-Q well before this date, thereby fully regaining compliance with the NASDAQ continued listing requirements.

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, successfully upgrading our ERP system without interruption, and other factors set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.